Exhibit 4.4

Duquesne Light Holdings, Inc.

OFFICER’S CERTIFICATE

(Under Section 301 of the Indenture,

dated as of August 16, 2005)

I, Stevan R. Schott, the Senior Vice President and Chief Financial Officer of Duquesne Light Holdings, Inc. (the “Company”), in accordance with Section 301 of the Indenture, dated as of August 16, 2005 (the “Indenture”, capitalized terms used herein and not defined herein having the meanings specified in the Indenture), of the Company to J.P. Morgan Trust Company, National Association, trustee (the “Trustee”), do hereby establish a series of Securities having the terms and characteristics set forth in this Officer’s Certificate.

PART I

Set forth below in this Part I are the terms and characteristics of the series of Securities established hereby referred to in clauses (a) through (u) in the second paragraph of Section 301 of the Indenture (the lettered clauses set forth herein corresponding to such clauses in said Section 301).

(a) the title of the Securities of such series, being Series No. 1 under the Indenture, shall be “5.50% Senior Notes due 2015” (the Securities of such series, for purposes of this Officer’s Certificate, being sometimes hereinafter called the “Notes”);

(b) the aggregate principal amount of Notes which may be authenticated and delivered under the Indenture shall not be limited;

(c) interest on the Notes shall be payable to the Person or Persons in whose names the Notes are registered at the close of business on the Regular Record Date for such interest, except as otherwise expressly provided in the form of Note attached hereto and hereby authorized and approved;

(d) the principal of the Notes shall be payable on August 15, 2015;

(e) the Notes shall bear interest at the rate of five and one-half percent (5.50%) per annum; interest on the Notes shall accrue from August 16, 2005 or the most recent date to which interest has been paid or duly provided for; interest on any Notes shall be payable on August 15 and February 15 of each year (each an “Interest Payment Date”), commencing February 15, 2006; and the Regular Record Date with respect to each Interest Payment Date shall be the close of business on August 1 or February 1, as the case may be, immediately preceding such Interest Payment Date whether or not such day is a business day.

(f) the corporate trust office of the Trustee located at One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219 shall be the place at which (i) the principal of, premium, if any, and interest, if any, on the Notes at Maturity shall be payable upon presentment, interest prior to Maturity to be paid as specified in the form of Note attached hereto,

(ii) registration of transfer of the Notes may be effected, (iii) exchanges of Notes may be effected and (iv) notices and demands to or upon the Company in respect of the Notes and the Indenture may be served; and the Trustee shall be the Security Registrar and a Paying Agent for the Notes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, any such place or the Security Registrar or such Paying Agent; and provided, further, that the Company reserves the right to designate, by one or more Officer’s Certificates supplemental to this Officer’s Certificate, its principal corporate office in Pittsburgh, Pennsylvania as any such place or itself as the Security Registrar;

(g) The Notes are subject to redemption, in whole at any time or in part from time to time, upon notice to the Holders of such Notes to be redeemed by mail in accordance with the Indenture not less than thirty (30) nor more than sixty (60) days before the date fixed for redemption, at a redemption price equal to the greater of:

(1)                                  100% of the principal amount of the Notes then outstanding to be redeemed, and

(2)                                  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such interest payments accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to the date of redemption.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

 “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

 “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Bank obtains fewer than five such Reference Treasury

Dealer Quotations, the average of all such Quotations.

 “Independent Investment Banker” means J.P. Morgan Securities Inc. or Lehman Brothers Inc., or either of the respective successors, or if both such firms are unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by the Company.

 “Reference Treasury Dealer” means J.P. Morgan Securities Inc. and Lehman Brothers Inc. and their respective successors, and if either of these parties ceases to be a primary U.S. Government Securities Dealer in New York City, the Company will substitute another primary U.S. Government Securities Dealer selected by the Company, and any other primary U.S. Government Securities Dealer selected by the Company.

 “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

 “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date;

(h) inapplicable;

(i) the Notes shall be issued in denominations of $1,000 and any integral multiple thereof;

(j) inapplicable;

(k) inapplicable;

(l) inapplicable;

(m) inapplicable;

(n) inapplicable;

(o) inapplicable;

(p) inapplicable;

(q) the Notes are initially to be issued in global form, registered in the name of Cede & Co., as nominee for The Depository Trust Company (the “Depositary”).  Such Notes shall not be transferable or exchangeable, nor shall any purported transfer be registered, except as follows:

(i) such Notes may be transferred in whole, and appropriate registration of transfer effected, if such transfer is by such nominee to the Depositary, or by the Depositary to another nominee thereof, or by any nominee of the Depositary to any other nominee thereof, or by the Depositary or any nominee thereof to any successor securities depositary or any nominee thereof; and

(ii) such Notes may be exchanged for definitive Notes registered in the respective names of the beneficial holders thereof, and thereafter shall be transferable without restriction, if:

(A) The Depositary, or any successor securities depositary, shall have notified the Company and the Trustee that it is unwilling or unable to continue to act as securities depositary with respect to such Notes and the Trustee shall not have been notified by the Company within ninety (90) days of the identity of a successor securities depositary with respect to such Notes; or

(B) the Company shall have delivered to the Trustee a Company Order to the effect that such Notes shall be so exchangeable on and after a date specified therein;

it being understood that any such registration of transfer or exchange shall be effected in accordance with Section 305 of the Indenture;

(r) inapplicable;

(s) no service charge shall be made for the registration of transfer or exchange of the Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange;

(t) Section 113 of the Indenture shall apply to the Notes; and

(u) Section 507 of the Indenture shall apply to the Notes.

PART II

Set forth below in this Part II are additional terms of the Notes, as contemplated by clause (v) of the second paragraph of Section 301 of the Indenture.

(a) the Notes shall have such further terms as are set forth in the form of note attached hereto as Exhibit A;

Exhibit A